Exhibit 10.1

PERFORMANCE SHARE AGREEMENT

This Performance Share Agreement (“Agreement”) is made as of the        day of                     , 20     (the “Grant Date”), between Qwest Communications International Inc., a Delaware corporation (the “Company”), and                                                              (the “Grantee”).

WHEREAS, pursuant to the Qwest Communications International Inc. Equity Incentive Plan (the “Plan”), the Company desires to grant an Award to the Grantee subject to the terms and conditions herein.

NOW THEREFORE, in connection with the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.                                      DEFINITIONS; CONFLICTS.

Capitalized terms used and not otherwise defined herein shall have the meanings given thereto in the Plan.  The terms and provisions of the Plan are incorporated herein by reference.

2.                                      GRANT OF PERFORMANCE SHARES.

(a)                                  Performance Shares.  The Company hereby grants to the Grantee          Performance Shares on the date first written above (the “Grant Date”).  Except as provided below, the Performance Shares will be unvested and forfeitable.

(b)                                 Performance Period.  The “Performance Period” begins on                             , and ends on the earlier of (i)                          or (ii) the closing date of a Change in Control.

(c)                                  Vesting of Performance Shares.  Except as provided in paragraph 3(c) below, the Performance Shares will vest on the last day of the Performance Period provided that the Grantee remains employed with the Company for the entire Performance Period.

(d)                                 Performance Payout.  As soon as practicable after the end of the Performance Period, the Company will calculate the percentage, if any, of the Performance Shares to be paid out pursuant to the formula set forth in Exhibit 1, hereto.

 (e)                               Settlement in Shares or Cash.  The amount payable to the Grantee for the Grantee’s vested Performance Shares, as adjusted as described in the formula set forth in Exhibit 1,  may be paid either in shares of Common Stock par value $0.01 per share, of the Company (“Common Stock”), in cash based on the fair market value of the Common Stock, (determined based on the closing price for the Common Stock on the last day of the Performance Period, as reported on the New York Stock Exchange), as elected by Grantee in writing except that cash shall be

distributed in lieu of any fractional share of Common Stock or if no election is made.   Each Performance Share is equal to one share of Common Stock.  An election to be paid in Common Stock is subject to Qwest’s Insider Trading Policy.

(f)                                    Payment Date.  Settlement pursuant to paragraph 2(e) will occur within five business days after the end of the Performance Period.

3.                                      TERMINATION OF EMPLOYMENT DURING PERFORMANCE PERIOD.

(a)                                  Resignation or Retirement.  In the event Grantee resigns or retires his or her employment with the Company during the Performance Period all Performance Shares and rights thereto will be forfeited and canceled immediately upon such termination of employment and the Grantee will have no further rights under this Agreement with respect to such Performance Shares.

(b)                                 Involuntary Termination of Employment With or Without Cause.  In the event the Grantee’s employment with the Company is involuntarily terminated during the Performance Period without Cause (as defined by any employment agreement between Company and Grantee, or if there is no employment agreement, as defined by the Plan) or during or after the Performance Period for Cause, all Performance Shares and rights thereto will be forfeited and canceled immediately upon such termination of employment and the Grantee will have no further rights under this Agreement with respect to such Performance Shares.

(c)                                  Termination Because Grantee Dies or Becomes Disabled.  In the event the Grantee’s employment with the Company is terminated during the Performance Period due to the Grantee’s death or Disability, the Grantee’s Performance  Shares shall immediately vest.  The Company will determine the total amount, if any, to be paid to the Grantee for such vested Performance Shares at the end of the Performance Period as set forth in paragraph 2(d) of this Agreement.  The amount paid to Grantee will be prorated based on the ratio of the number of months the Grantee was employed during the Performance Period to the total number of months in the Performance Period.  Partial months or employment will be counted as full months for the purposes of this paragraph.  Payment for the vested Performance Shares will be made as provided in paragraphs 2(e) and (f).

(d)                                 Termination of Employment After Performance Period.  In the event the Grantee’s employment with the Company is terminated after the end of the Performance Period for any reason other than for Cause, but before payment has been made, the Performance Shares shall be payable as provided herein as if such termination had not occurred.

4.                                      ADJUSTMENT OF PERFORMANCE SHARES.

Upon the occurrence of an event described in Article IV of the Plan, the number of Performance Shares granted herein shall be adjusted in accordance with Article IV.

5.                                      IMPACT OF CHANGE IN CONTROL ON PERFORMANCE SHARES.

Upon the closing of a Change in Control, as defined in Section 5.4(ii) of the Plan, Grantee’s Performance Shares will immediately vest, provided that the Grantee has been continuously employed by the Company throughout the Performance Period.  The determination of the amount to be paid, if any, for the vested Performance Shares will be made as of the closing date of the Change in Control pursuant to paragraph 2(d), and payment of the vested Performance Shares will be made as provided in paragraphs 2(e) and (f).

6.                                      FORFEITURE OF PERFORMANCE SHARES.

(a)                                  Performance for Competitors.  Notwithstanding any other provision of this Agreement, Grantee shall immediately forfeit all Performance Shares (whether or not vested) and all rights under this Agreement if, prior to the payment of the Performance Shares, Grantee accepts employment with a Competitor (as defined herein) or Grantee owns more than 2% of the common stock of, or is employed by, advises, represents or assists in any other way any Competitor and if the Company, in its sole discretion, determines that such actions by Grantee are, or could be, detrimental to the Company.  For the purposes of this Agreement, “Competitor” means a person or entity that competes with, or intends to compete with the Company with respect to any product sold or service performed by the Company in any state or country in which the Company sells such products or performs such services, and if the Company, in its sole discretion, determines that such actions by Grantee are detrimental to the Company.  Notwithstanding the foregoing, if Grantee is an attorney, Grantee may, subject to the applicable rules of ethics and the nondisclosure provisions herein, perform services solely in his or her capacity as an outside attorney on behalf of any person or entity, even if such person or entity competes with the Company or sells goods or services similar to those the Company sells.

(b)                                 Non-solicitation of Employees.  Notwithstanding any other provision of this Agreement, Grantee shall immediately forfeit all Performance Shares (whether or not vested) and all rights under this Agreement if, prior to the payment of the Performance Shares, Grantee induces any employee of the Company to leave the Company’s employment, and if the Company, in its sole discretion, determines that such actions by Grantee are detrimental to the Company.

(c)                                  Nondisclosure.  Grantee will not disclose outside of the Company or to any person within the Company who does not have a legitimate business need to know, any Confidential Information (as defined below) during Grantee’s employment with the Company.  Grantee will not disclose to anyone or make any use of any Confidential Information of the Company after Grantee’s employment with the Company ends for any reason, except as required by law after timely notice is given by Grantee to the Company.  This agreement not to disclose or use Confidential Information means, among other things, that Grantee, for a period of 18 months beginning on the effective date of the termination of Grantee’s employment with the Company, or any subsidiary or parent of the Company, for any reason, may not take or perform a job whose responsibilities would likely lead Grantee to disclose or use Confidential Information.  Grantee acknowledges and agrees that the assumption and performance of such responsibilities, in that situation, would likely result in the disclosure or use of Confidential Information and would likely result in irreparable injury to the Company.  Moreover, during Grantee’s employment with the Company, Grantee shall not disclose or use for the benefit of the Company, himself or any other person or entity any confidential or trade secret information belonging to any former employer or other person or entity to which Grantee owes a duty of confidence or nondisclosure of such information.  If a court determines that this provision is too broad, Grantee and Company agree that the court shall modify the provision to the extent (but not more than is) necessary to make the provision enforceable.  “Confidential Information” is any oral or written information not generally known outside of the Company, including without limitation, trade secrets, intellectual property, software and documentation, customer information (including, without limitation, customer lists), company policies, practices and codes of conduct, internal analyses, analyses of competitive products, strategies, merger and acquisition plans, marketing plans, corporate financial information, information related to negotiations with third parties, information protected by the Company’s privileges (such as the attorney-client privilege), internal audit reports, contracts and sales proposals, training materials, employment and  personnel records, performance evaluations, and other sensitive information.  This Agreement does not relieve Grantee of any obligations Grantee has to the Company under law.  If Grantee fails to comply with the provisions of this paragraph 6(c), Grantee shall immediately forfeit all Performance Shares and all rights under this Agreement if the Company, in its sole discretion, determines that such actions by Grantee are, or were, detrimental to the Company.  Nothing in this paragraph shall prevent or limit Grantee’s ability to provide truthful responses to legitimate inquiries from governmental agencies.

7.                                      TRANSFERABILITY OF PERFORMANCE SHARES.

The Grantee may not voluntarily or involuntarily pledge, hypothecate, assign, sell or otherwise transfer any Performance Shares held by the Grantee, except by will or the laws of descent and distribution, and during the Grantee’s lifetime, payment for the Performance Shares shall be made only to the Grantee.

8.                                      NO RIGHTS AS A SHAREHOLDER.

The Grantee shall have no rights as a shareholder with respect to any shares of Common Stock that may be payable for the Performance Shares until the Grantee becomes a holder of record of those shares.  No adjustments, other than as provided in Article IV of the Plan, shall be made for dividends (ordinary or extraordinary and whether in cash, securities or other property) or distributions for which the record date is prior to the date on which the Grantee becomes the holder of record of the shares of Common Stock.

9.                                      REGISTRATION; GOVERNMENTAL APPROVAL.

The grant of Performance Shares hereunder is subject to the requirement that, if at any time the Company determines, in its discretion, that the listing, registration, or qualifications of shares of Common Stock issuable upon payment for the Performance Shares is required by any securities exchange or under any state or federal law, rule or regulation, or the consent or approval of any governmental regulatory body or other person is necessary or desirable as a condition of, or in connection with, the issuance of shares of Common Stock, no shares shall be issued, in whole or in part, unless such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions or with such conditions as are acceptable to the Company.

10.                               TAX WITHHOLDING.

The Company may make such provisions and take such steps as it may deem reasonably necessary or appropriate for the withholding of all federal, state, local and other taxes required by law to be withheld with respect to the vesting of and payment for the Performance Shares.  Notwithstanding any Plan provision to the contrary, upon the issuance of any shares of Common Stock for the Performance Shares pursuant to paragraph 2(e), above, the Company shall withhold from those shares a number of shares having a value equal to the minimum amount required to be withheld under applicable federal, state and local income and other tax laws (collectively, “Withholding Taxes”). In such case, the value of the Shares to be withheld shall be based on the closing market price of the Common Stock on the date the amount of the Withholding Taxes is determined.

11.                               COMMITTEE DISCRETION.

Any decision, interpretation or other action made or taken in good faith by the Committee arising out of or in connection with this Agreement, the Plan or the Performance Shares shall be final, binding and conclusive on the Company, the Grantee and any respective heir, executor, administrator, successor or assign.

12.                               BINDING EFFECT.

This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

13.                               WAIVER OF RIGHT TO JURY.

By signing this Agreement, Grantee voluntarily, knowingly and intelligently waives any right he or she may have to a jury trial for all claims relating to this Agreement and any other claim relating to Grantee’s employment with Company.  The Company also hereby voluntarily, knowingly, and intelligently waives any right it might otherwise have to a jury trial for all claims relating to this Agreement and any other claim relating to Grantee’s employment with the Company.

14.                               GOVERNING LAW.

This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions of any state.  Any action to enforce this Agreement shall be brought in Colorado state or federal district court and the parties waive any objection to the jurisdiction or venue of such courts.

15.                               HEADINGS.

Headings are for the convenience of the parties and are not deemed to be part of this Agreement.

16.                               EXECUTION.

This Agreement is voidable by the Company if the Grantee does not execute the Agreement within 30 days of execution by the Company.

17.                               COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE.

To the extent applicable, the provisions of this Agreement shall be read consistent with Section 409A of the Internal Revenue Code and the final Treasury Regulations issued thereunder.  Payments for Performance Shares shall not be accelerated except as expressly permitted under Code Section 409A or the final regulations issued thereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth opposite their signatures to be effective as of the date and year first written above.

QWEST COMMUNICATIONS INTERNATIONAL INC.

Date:	By:
EVP — Chief Administrative Officer

GRANTEE:

Date:

EXHIBIT 1

PERFORMANCE TARGETS and CALCULATION OF PAYOUTS

The percentage, if any, of the vested Performance Shares that will be paid to the Grantee in accordance with, and subject to the terms and conditions of, the Agreement will be calculated as follows (rounded to a full basis point):

[(Average Qwest TSR Percentage - Average Telecom Peer TSR Percentage) x 5] + 100%;

provided, however, that the maximum percentage of the vested Performance Shares that will be paid to the Grantee is 200%.  The table below is provided only as an example of the calculation above:

If the Average Qwest TSR Percentage minus the Average Telecom Peer TSR Percentage equals:	Then the percentage of the vested Performance Shares that will be paid to the Grantee will be:
20% or more	200%
10%	150%
0%	100%
-10%	50%
-20% or less	0%

For purposes of the calculation above:

1.               “Average Qwest TSR Percentage” is the percentage increase or decrease in (a) the average of the closing market price of one share of Common Stock (as adjusted for all dividends paid, assuming they are reinvested on the applicable payment dates) on each trading day in the Measurement Period, as compared to (b) the closing market price of one share of Common Stock on the first day of the Performance Period.

2.               “Average Telecom Peer TSR Percentage” is calculated as follows:

(a)          For each company in the Telecom Peer Group, calculate the percentage increase or decrease in (i) the average of the closing market price of one share of the company’s common stock (as adjusted for all dividends paid, assuming they are reinvested on the applicable payment dates) on each trading day in the Measurement Period, as compared to (ii) the closing market price of one share of the company’s common stock on the first day of the Performance Period; and

(b)         Calculate the average of the percentages calculated under paragraph 2(a) above.

3.               “Measurement Period” is the 60 consecutive trading days on the New York Stock Exchange ending on the last day of the Performance Period (or the immediately preceding trading day if the last day of the Performance Period is not a trading day); provided, however, that in the event of a Change in Control the “Measurement Period” is only the closing date of the Change in Control.

4.               “Telecom Peer Group” is AT&T, CenturyTel, Cincinnati Bell, Citizens Communications Company, Embarq, Verizon and Windstream Communications.   The definition of the Telecom Peer Group is subject to change in the sole and exclusive discretion of the Committee should one or more members of the Telecom Peer Group cease to be in existence or undergo a material change in its business.